Exhibit 99.1

MULTIMEDIA GAMES REPORTS FISCAL 2007 FOURTH QUARTER RESULTS

AUSTIN, Texas, December 11, 2007 – Multimedia Games, Inc. (Nasdaq: MGAM) today reported operating results for its fiscal 2007 fourth quarter and full year for the period ended September 30, 2007, as summarized in the table below:

Summary of Q4 Results

(In millions, except per-share and player terminal data)

	For the Three Months Ended September 30,
	2007	2006
Revenue	$31.2	$32.5
EBITDA(1)	$16.7	$15.6
Net income	$1.4	$0.1
Diluted earnings per share	$0.05	$0.00
Average installed player terminals:
Class II
(Legacy and Reel Time Bingo® games)	4,581	7,973
Oklahoma compact games(2)	4,098	2,124
Other gaming units(3)	5,280	3,196

Summary of Fiscal Year Results

(In millions, except per-share)

	For the Twelve Months Ended September 30,
	2007	2006
Revenue	$121.9	$145.1
EBITDA(1)	$62.3	$69.0
Net income (loss)	$(0.7)	$3.5
Diluted earnings (loss) per share	$(0.03)	$0.12

(1)	EBITDA is defined as earnings before interest, taxes, amortization, depreciation, and accretion of contract rights. A reconciliation of EBITDA to net income (loss), the most comparable Generally Accepted Accounting Principles (“GAAP”) financial measure, can be found attached to this release.
(2)	“Oklahoma compact games” includes stand-alone offerings and server-based games.
(3)	“Other gaming units” include those placed in charity halls, Mexico, and Malta.

Fiscal 2007 Fourth Quarter Review

For the Q4 FY ‘07 period, Multimedia Games (“Multimedia”) reported revenue of $31.2 million representing a modest quarterly sequential improvement over Q3 FY ‘07 levels. The revenue improvement was driven by a 5% rise in gross revenue from games played under the compact in Oklahoma, a 61% increase in revenue from the electronic bingo market in Mexico, and a 13% rise in revenue derived from the New York Lottery operations. In aggregate, these increases offset a 9% quarterly sequential decline in gross Class II revenue, which was primarily a result of the Company’s transition of a large percentage of its Oklahoma linked, standard sequence bingo games to one-touch, stand-alone offerings. On a year-over-year basis, revenue for the fiscal 2007 fourth quarter declined approximately 4%, or $1.3 million.

Q4 FY ‘07 net income was approximately $1.4 million, or $0.05 per diluted share, compared to net income of approximately $0.1 million, or break-even per share results, for the Q4 FY ‘06 period. Q4 FY ‘07 net income reflects non-recurring items that, in aggregate, positively impacted income taxes by $0.8 million, or $0.03 per diluted share. EBITDA in the Q4 FY ‘07 period was $16.7 million compared to EBITDA of $15.6 million in Q4 FY ‘06 and $17.5 million in Q3 FY ‘07.

Clifton E. Lind, Multimedia’s President and Chief Executive Officer, commented, “During fiscal 2007, Multimedia invested heavily and made significant progress on several key initiatives that are expected to benefit our operating results going forward. We believe that investments in new products for our major markets and the imminent introduction of several additional new offerings are strengthening our position in traditional markets and will allow us to expand into new markets.

“By the end of Q4 FY ‘07, the Company had completed most of its core technical development efforts for these new products, and we recently began securing product approvals from gaming laboratories and regulators. Early in FY ‘07, we also implemented a number of cost reductions measures that have improved efficiency on an ongoing basis.

“Throughout the year, Multimedia continued the transition of its of its linked, standard sequence bingo games and server-based compact games in Oklahoma to one-touch, standalone offerings. By fiscal year-end, the Company had converted a large percentage of its Oklahoma installed base to stand-alone games, which we believe will drive growth in net gaming revenue from this market. In the growing Mexico market, we expanded our installed base of units over four-fold. In Washington State, we invested in the development of new products that will allow us to supply a new expansion and replacement cycle that will occur in calendar 2008. In New York, where Multimedia provides the central determinant system for video lottery terminals (“VLTs”) at racetracks, we reached a break-even run rate for our operations based on an expansion of the installed base of VLTs in operation in the state.

“In addition to addressing several of our current markets, during FY ‘07 Multimedia made significant progress in developing products to serve more traditional gaming markets through our new Class III product lineup, which is expected to expand and diversify our domestic and international market presence. We completed the development of new games, proprietary CPU and game framework and began manufacturing our proprietary mGAME™ Gaming Cabinets. These new products have positioned the Company to begin participating in Class III gaming markets.

“Throughout FY ‘07, while transitioning our Oklahoma game offerings, we also made a $66 million commitment in the market to fund a key customer’s facility expansion in southern Oklahoma, which will result in Multimedia’s placing 1,400 new units at this property. We expect that approximately 60% of these placements will come online in Q3 FY ‘08 and that the balance will be deployed near the end of FY ‘08. We expect FY ‘08 results from Oklahoma to improve over FY ‘07 levels based on the full year benefit related to the conversion of a majority of our installed base to one-touch, stand-alone offerings, the installation of a significant number of new units for the facility expansion, and the introduction of our proprietary stand-alone units.

“In Mexico, the Company’s installed base at November 30, 2007 had grown to more than 3,054 units across twelve facilities between two license holders. We expect to end calendar 2007 with an installed base of approximately 3,500 units, which would represent growth of 281% compared to levels at the end of calendar 2006. We expect a similar pace of unit growth throughout next year, as we recently entered into an agreement to serve a second customer in the market and our initial customer has scheduled its 2008 site openings and unit placements. With the operating leverage made possible by the growth in the installed base, any improvement in hold per day can significantly benefit financial contributions from this market.

“In the New York VLT market, the revenue generated by providing the central determinant system to the New York Lottery increased by approximately 118% in FY ‘07 compared to FY ‘06 and is now at a run rate of approximately $6.5 million a year. With the relatively fixed costs involved in providing and supporting our system in the New York market, this level of annual revenue has reached a point where we are now at break even, and there is significant leverage that can be achieved if revenue continues to grow at existing facilities or market expansion occurs.

“Our focus for FY ‘08 is to further diversify our revenue sources through the introduction of our new products into new markets and to improve yield from our installed base of over 14,000 units. Based on developments to date, we expect to generate revenue and unit growth from the Oklahoma, Mexico, and Washington State markets, while also expanding our operations into new domestic and international markets. Achieving these goals offers meaningful economic leverage for the future. However, the Company’s fiscal first quarter is historically a slower period and we don’t expect Q1 FY ‘08 to benefit from the deployment of these new products, due primarily to the time required to obtain additional laboratory certifications and regulatory approvals for all jurisdictions that we are in or plan to enter.

“Fiscal 2007 investments in sales, marketing and product development have created opportunities in FY ’08, including the recent addition of a second customer in Mexico and two recent contracts for the sale or refurbishment of 570 player terminals in Washington State. These contracts represent our initial success in addressing the new and replacement unit opportunities for this market. Placements in Washington State are expected to accelerate throughout FY ’08, providing the Company with a channel of growth that did not exist in FY ’07.

“In May 2008 we are scheduled to complete our portion of the funding for a facility expansion in southern Oklahoma. At that time, we will also begin to benefit from the placement of the first 800 of an additional 1,400 new Multimedia units planned for this property. As a result of these two events, we are confident that Multimedia will begin generating significant free cash flow at that time.”

Lind concluded, “Reflecting upon the progress made in FY ’07 to position the Company for expected improving financial results, we reduced the number of shares outstanding and began to see meaningful progress in our diversification initiatives. We hope to deliver significant improvement to our shareholders in the form of increased enterprise value, based on our expectations for improving financial results in FY ’08.”

The table below sets forth Multimedia’s end-of-period installed player terminal base by product line or market for the fiscal quarters September 30, 2007, June 30, 2007, and September 30, 2006.

Month Ended	Reel Time Bingo	Legacy and Other(1)	Total Class II Units	Oklahoma Compact Units(2)	Mexico Electronic Bingo Units	Charity Units	Total Units
9/30/2007	3,840	550	4,390	4,088	2,515	2,569	13,562
6/30/2007	4,624	519	5,143	3,973	2,426	2,569	14,111
9/30/2006	7,280	373	7,653	2,408	600	2,519	13,180

(1)	Includes 166 traditional electronic bingo games installed in certain international markets for the quarters ended June 30 and September 30, 2007.
(2)	“Oklahoma Compact Units” represents installations of games pursuant to the approved gaming compact between Native American tribes, racetracks and the State of Oklahoma, including Multimedia’s and other vendors’ stand-alone games.

The table below breaks out by product line Multimedia’s end-of-period, Oklahoma installed player terminal base for the fiscal quarters ended September 30, 2007, June 30, 2007, and September 30, 2006.

Month Ended	Total Class II Units	Stand- Alone Units	Other Compact Units(1)	Total Compact Units	Total Units
9/30/2007	2,017	3,848	240	4,088	6,105
6/30/2007	2,194	3,448	525	3,973	6,167
9/30/2006	4,205	849	1,559	2,408	6,613

(1)	“Other Compact Units” represents server-based games.

In a separate release today, Multimedia provided an update on its total installed base and product mix at November 30, 2007.

Selling, general and administrative expense in the September 30, 2007 quarter decreased by $2.1 million to $15.6 million from $17.7 million for the September 30, 2006 quarter, due primarily to a lower head count.

Research and development expense in the September 30, 2007 quarter decreased by $0.9 million, or 16%, to $4.3 million, from $5.2 million for the September 30, 2006 quarter. Multimedia capitalized $0.6 million in costs related to the internal development of software for its gaming products and systems during both the quarter ended June 30, 2007 and the quarter ended September 30, 2007. Approximately $0.3 million of the capitalized costs in the September 2007 quarter were related to the development of new content, and approximately $0.3 million was for systems. For the three months ended September 30, 2007, capital expenditures were $16.3 million, of which $6.0 million was related to the building of our proprietary mGAME™ Gaming Cabinets, $5.5 million was related to gaming equipment and licenses purchased under the third party vendor agreements, and $4.8 million was related to Mexico additions and maintenance capital expenditures. Multimedia’s “Share-based Payment” under the Statement of Financial Accounting Standards, or SFAS, No. 123(R), reflects a charge of approximately $0.2 million on a pre-tax basis in Q4 FY ’07, compared with a pretax charge of $0.5 million in Q4 FY ’06.

Conference Call

Multimedia Games, Inc. is hosting a conference call and webcast today, December 11, beginning at 9:00 a.m. ET (8:00 a.m. CT). Both the call and the webcast are open to the general public. The conference call number is 913-312-0847 (domestic or international). Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at www.shareholder.com/mgam/medialist.cfm. Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location or at www.multimediagames.com/Investors/Index.htm.

About the Company

Multimedia Games is a leading developer and supplier of comprehensive systems, content, electronic games and player terminals for the Native American gaming market, as well as for the casino, charity and international bingo, video lottery, and sweepstakes markets. The Company’s ongoing development and marketing efforts focus on gaming systems and products for use by Native American tribes throughout the United States, the commercial casino market, video lottery systems and other products for domestic and international lotteries, and products for charity and international bingo and emerging markets, including sweepstakes, promotional, amusement with prize, and coupon gaming opportunities. Additional information may be found at www.multimediagames.com.

Cautionary Language

This press release contains forward-looking statements based on Multimedia’s current expectations. The words “will,” “expect,” “plan,” “believe,” and similar words and phrases as they relate to Multimedia are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Multimedia, and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to: (i) the risk that Multimedia’s planned conversion of existing Class II games in Oklahoma to Class III stand-alone games may not be as successful as anticipated or achieve expected market acceptance and that the placement of more Class III stand-alone games in Oklahoma will not result in anticipated increases to Multimedia’s Oklahoma revenues or profitability; (ii) the risk that Multimedia’s introduction of new proprietary stand-alone offerings on Multimedia’s mGAME platform will not result in the expected diversification and expansion of Multimedia’s Class III stand-alone mix in Oklahoma due to a lack of market acceptance of the new offerings or competitive pressures; (iii) the risk that Multimedia’s extension of its relationship with the existing tribal customer in Oklahoma described above will not result in the expected increases in Multimedia’s floor space, placed units at the customer’s facility or free cash flow in the amounts or on the timeline Multimedia anticipates due to delays or other difficulties in the expansion of the customer’s facility; (iv) the risk that Multimedia’s installed base in Mexico will not expand and contribute to revenues as expected due to delays in the opening of new facilities in Mexico or the placement of fewer units than anticipated as part of new facility openings or at other operators’ existing facilities; (v) the risk that Multimedia’s placement of units in Washington State will not accelerate as expected and that Multimedia will not achieve the projected expansion and replacement cycles in, or realize the projected channel of growth from, the Washington State market due to lack of acceptance of the Company’s products or competitive pressures; (vi) the risk that our attempts to enter new markets and diversify our revenue sources may not be successful for competitive, technical, regulatory or other reasons, and (vii) the continuing risks to our financial condition and operations from regulatory developments, ongoing competitive pressures, the failure of customers to place terminals and units into operation, the removal of terminals from facilities of existing customers and the failure of one or more of our projected revenue sources or significant development opportunities to generate anticipated revenues. Other important risks and uncertainties that may affect the Company’s business are detailed from time to time in the “Certain Risks” and “Risk Factors” sections and elsewhere in Multimedia’s filings with the Securities and Exchange Commission. Multimedia disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATED BALANCE SHEETS

As of September 30, 2007 and September 30, 2006

(In thousands, except share and per-share amounts)

(Unaudited)

	September 30, 2007	September 30, 2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,805	$4,939
Accounts receivable, net of allowance for doubtful accounts of $854 and $1,007, respectively	22,176	17,825
Inventory	3,602	3,600
Prepaid expenses and other	2,906	2,562
Notes receivable, current portion	12,248	16,969
Deferred income taxes	1,932	1,623

Total current assets	48,669	47,518
Restricted cash and long-term investments	928	986
Leased gaming equipment, net	38,579	31,095
Property and equipment, net	75,332	86,264
Notes receivable, net	36,797	49,399
Intangible assets, net	35,884	46,120
Other assets	3,497	1,100
Deferred income taxes	16,583	6,059

Total assets	$256,269	$268,541

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of revolving lines of credit	$—	$12,821
Current portion of long-term debts and capital leases	563	4,954
Accounts payable and accrued expenses	22,021	31,671
Federal and state income tax payable	2,444	2,125
Deferred revenue	1,020	1,782

Total current liabilities	26,048	53,353
Revolving lines of credit	7,000	43,193
Long-term debt and capital leases	74,484	1,340
Other long-term liabilities	928	2,710

Total liabilities	108,460	100,596

Commitments and contingencies
Stockholders’ equity:
Preferred stock:
Series A, $0.01 par value, 1,800,000 shares authorized, no shares issued and outstanding	—	—
Series B, $0.01 par value, 200,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 75,000,000 shares authorized, 32,134,614 and 31,422,818 shares issued, and 26,231,197 and 27,511,433 shares outstanding, respectively	321	314
Additional paid-in capital	80,112	74,121
Treasury stock, 5,903,417 and 3,911,385 common shares at cost, respectively	(50,128)	(24,741)
Retained earnings	117,498	118,242
Accumulated other comprehensive income	6	9

Total stockholders’ equity	147,809	167,945

Total liabilities and stockholders’ equity	$256,269	$268,541

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended September 30, 2007 and 2006

(In thousands, except per-share amounts)

(Unaudited)

	2007	2006(2)
REVENUES:
Gaming revenue:
Class II	$9,465	$19,652
Oklahoma Compact	11,637	4,233
Charity	4,440	4,361
All other(1)	4,684	2,342
Gaming equipment, system sale and lease revenue	661	487
Other	356	1,375

Total revenues	31,243	32,450

OPERATING COSTS AND EXPENSES:
Cost of gaming equipment and systems sold and royalty fees	484	422
Selling, general and administrative expenses	15,583	17,651
Amortization and depreciation	13,970	14,371

Total operating costs and expenses	30,037	32,444

Operating income	1,206	6
OTHER INCOME (EXPENSE):
Interest income	1,002	1,355
Interest expense	(1,462)	(1,335)
Other	369	—

Income before income taxes	1,115	26
Income tax expense (benefit)	(262)	(86)

Net income	$1,377	$112

Basic earnings per common share	$0.05	$0.00

Diluted earnings per common share	$0.05	$0.00

Shares used in earnings per common share calculation:
Basic	26,440,868	27,487,201

Diluted	27,924,182	29,177,799

(1)	Gaming revenue: “All other” includes recurring revenue from Class III Washington State, lottery, Mexico and Malta markets.
(2)	Certain amounts have been reclassified to conform to the current period presentation.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Twelve Months Ended September 30, 2007 and 2006

(In thousands, except per-share amounts)

(Unaudited)

	2007	2006(2)
REVENUES:
Gaming revenue:
Class II	$47,964	$89,167
Oklahoma Compact	37,131	10,629
Charity	18,010	18,416
All other(1)	13,887	8,483
Gaming equipment, system sale and lease revenue	2,869	13,946
Other	2,056	4,471

Total revenues	121,917	145,112

OPERATING COSTS AND EXPENSES:
Cost of gaming equipment and systems sold and royalty fees	2,223	11,768
Selling, general and administrative expenses	66,104	68,615
Amortization and depreciation	58,179	57,227

Total operating costs and expenses	126,506	137,610

Operating income (loss)	(4,589)	7,502
OTHER INCOME (EXPENSE):
Interest income	4,575	3,024
Interest expense	(4,996)	(4,478)
Other	3,087	—

Income (loss) before income taxes	(1,923)	6,048
Income tax expense (benefit)	(1,179)	2,516

Net income (loss)	$(744)	$3,532

Basic earnings (loss) per common share	$(0.03)	$0.13

Diluted earnings (loss) per common share	$(0.03)	$0.12

Shares used in earnings per common share calculation:
Basic	27,388,921	27,174,998

Diluted	27,388,921	29,108,474

(1)	Gaming revenue: “All other” includes recurring revenue from Class III Washington State, lottery, Mexico and Malta markets.
(2)	Certain amounts have been reclassified to conform to the current year presentation.

Reconciliation of U.S. GAAP Net income to EBITDA:

EBITDA is defined as earnings before interest, taxes, amortization, depreciation, and accretion of contract rights. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), Multimedia believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of Multimedia’s past financial performance, and provides useful information to the investor because of its historical use by Multimedia as a performance measure, and the use of EBITDA by other companies in the gaming equipment sector as a measure of performance. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, or any other measure for determining Multimedia’s operating performance that is calculated in accordance with GAAP. In addition, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, net income, follows:

Reconciliation of U.S. GAAP Net income to EBITDA:

	For the Three Months Ended September 30,
	2007	2006
	(in thousands)
Net income	$1,377	$112
Add back:
Amortization and depreciation	13,970	14,371
Accretion of contract rights(1)	1,193	1,260
Interest expense, net	460	(20)
Income tax expense (benefit)	(262)	(86)

EBITDA	$16,738	$15,637

(1)	“Accretion of contract rights” relates to the amortization of intangible assets for development projects. These amounts are recorded net of revenues in the Consolidated Statements of Operations.

Reconciliation of Contract Rights Accretion by Product Line:

“Accretion of contract rights” reflects the amortization of intangible assets for development projects where the Company has provided funding in exchange for long-term commitments to place player terminals. These amounts are recorded net of revenues in the Consolidated Statements of Operations. The table below details the adjustments made to reported gaming revenue for the accretion of contract rights during each quarter of the first three quarters of the fiscal year ended September 30, 2007.

	Reconciliation of Contract Rights Accretion by Product Line
	Quarterly Period Ended
(In thousands)	12/31/2006	3/31/2007	6/30/2007
Gaming revenue as reported:
Class II	$14,775	$12,137	$9,416
Oklahoma Compact	6,409	9,463	11,746
Charity	4,177	5,056	4,384
Gaming revenue as adjusted for product line accretion:
Class II	$15,313	$12,917	$10,269
Oklahoma Compact	5,886	8,699	10,909
Charity	4,162	5,040	4,368

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